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]                                                                EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The Toro Company:


We consent to incorporation by reference in the Registration Statement No. 33-59563 on Form S-8 of The Toro Company of our report dated June 18, 1999, relating to the statements of net assets available for plan benefits of The Toro Company Investment and Savings Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended, with fund information for the years ended December 31, 1998 and 1997 and supplemental schedules as of and for the year ended December 31, 1998 which report is included in Form 11-K of The Toro Company.




                                                       KPMG Peat Marwick LLP





Minneapolis, Minnesota
June 29, 1999